EXHIBIT 5.1

Opinion of Latham & Watkins LLP

[ Latham & Watkins Letterhead ]

February 17, 2009

Geron Corporation
230 Constitution Drive
Menlo Park, California 94025

Re:  Geron Corporation, Registration Statement No. 333-136327
        7,250,000 shares of Common Stock, par value $0.001 per share.

Ladies and Gentlemen:

We have acted as special counsel to Geron Corporation, a Delaware corporation (the “Company”), in connection with the sale to UBS Securities LLC and Lazard Capital Markets LLC, (the Underwriters”), by the Company of 7,250,000 shares of common stock, $0.001 par value per share (the “Shares”), pursuant to a registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on August 4, 2006 (Registration No. 333–136327) (as so filed and as amended, the “Registration Statement”), a base prospectus dated August 18, 2006 (the “Base Prospectus”), a prospectus supplement dated February 12, 2009, filed with the Commission pursuant to Rule 424(b) under the Act (together with the Base Prospectus, the “Prospectus”), and an underwriting agreement dated February 12, 2009 among the Underwriters and the Company (the “Underwriting Agreement”).

This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or the related Prospectus, other than as expressly stated herein with respect to the issue of the Shares.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter.  With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters.  We are opining herein as to the General Corporation Law of the State of Delaware, and we express no opinion with respect to the applicability thereto, or the effect thereon, of any other laws.

February 17, 2009

Latham & Watkins LLP

Subject to the foregoing and the other matters set forth herein, as of the date hereof, the issue and sale of the Shares have been duly authorized by all necessary corporate action of the Company, and when issued to and paid for by the Underwriters in accordance with the terms of the Underwriting Agreement, will be validly issued, fully paid and nonassessable.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act.  We consent to your filing this opinion as an exhibit to the Company’s Form 8-K dated February 12, 2009 and to the reference to our firm in the Prospectus under the heading “Legal Matters.”  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Latham & Watkins LLP